EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                              Three Months Ended
                                                                    March 31,
                                                               ----------------
                                                                1997      1996
                                                               ------    ------
Net income                                                     $ 70.1    $ 59.8

Provision for income taxes                                       40.7      37.1
                                                               ------    ------
Earnings before provision for income taxes                      110.8      96.9
                                                               ------    ------
Fixed charges:
  Interest and debt expense on indebtedness                     223.1     207.2
  Interest factor - one third of rentals on
   real and personal properties                                   2.1       1.9
  Minority interest in subsidiary trust holding solely
   debentures of the company                                      1.9      --
                                                               ------    ------
Total fixed charges                                             227.1     209.1
                                                               ------    ------
     Total earnings before provision for income
     taxes and fixed charges                                   $337.9    $306.0
                                                               ======    ======
Ratio of earnings to fixed charges                              1.49x     1.46x
                                                               ======    ======